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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   June 30, 2000
                                                --------------------------------
                             SanDisk Corporation
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           (Exact name of registrant as specified in its charter)


Delaware                          000-26734                 77-0191793
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(State or other jurisdiction     (Commission             (IRS Employer
of incorporation)                  File Number)        Identification No.)


               140 Caspian Court, Sunnyvale, California            94089
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               (Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code  (408) 542-0500
                                                   -----------------------------
                                     None
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         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

      Toshiba Collaboration
      ---------------------

          On June 30, 2000, SanDisk closed a transaction with Toshiba under which we and Toshiba created a new semiconductor company - FlashVision, L.L.C. - to produce advanced flash memory, utilizing fabrication space at Dominion Semiconductor in Manassas, VA. We and Toshiba will each get 50 percent of Dominion's flash memory production and will separately market and sell our share of the output of the joint venture production to our respective customers. The NAND memory wafers will primarily be used to manufacture flash memory cards for use in digital cameras, digital music players and future generations of cell phones .

          Under the strategic joint venture, we and Toshiba plan to spend approximately $700 million to equip existing fabrication space at Dominion. The investment costs and ownership of FlashVision will be shared equally by both of us. Dominion expects to hire an additional 600 workers for production for FlashVision with volume production of NAND flash memories expected to start in the second half of 2001 and achieve high volume mass production in 2002.

          In addition to the joint venture company, we and Toshiba will work together to develop 512 megabit (Mbit), 1 gigabit (Gbit) and 2 Gbit flash memories -- along with future generations of flash memories -- employing 0.16 and 0.13 micron process technologies. The flash memory devices will utilize SanDisk's proprietary multilevel cell (MLC) flash technology. In addition, we and Toshiba will develop advanced controllers including Secure Digital (SD) Memory Card controllers.

          A copy of the Registrant's press release issued on May 9, 2000 announcing the signing of the agreement is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

      Investment in Tower Semiconductor
      ---------------------------------

          On July 4, 2000, SanDisk announced an agreement with Tower Semiconductor under which we will make a $75 million strategic investment in Tower. In return for our investment, we will receive equity, corresponding representation on Tower's board and committed production capacity in the advanced fabrication facility Tower plans to build in Migdal Haemek, Israel.

          Tower plans to raise additional equity, mostly from other strategic partners in similar transactions, of approximately $350 million. It is expected that following the completion of all the financing transactions necessary for the new wafer manufacturing facility, we will hold approximately a 10% stake in Tower, while the Israel Corp. will own approximately 20% of Tower. Additional strategic partners that will join the initiative will hold together approximately 30% of the company.

          Under the terms of the agreement, our investment will be made in several stages over an approximately 18 month period, against satisfactory completion of key milestones for the construction, equipping and commencement of production at the new wafer fab. We will receive from Tower a guaranteed portion of the available wafer capacity at competitive pricing, with first production expected in 2002. We will also hold an option to acquire additional equity of approximately 10% of Tower under generally similar terms. The total cost of the project is estimated at $1.5 billion through the end of 2003.

          The closing of the transaction with Tower is subject to several conditions, including the timely approval of a financial incentive package from the Israeli government, securing additional required financing from other wafer fab partners and banking and/or financial institutions, timely commencement of fab construction, as well as respective board approval.

          A copy of the Registrant's press release issued on July 4, 2000 concerning the foregoing is attached hereto as Exhibit 99.2 and is incorporated herein in its entirety by reference.



ITEM 7.  EXHIBITS

          Exhibits
          --------

          Number    Description of Document
          ------    -----------------------

          99.1 Press Release of the Registrant dated May 9, 2000 announcing collaboration with Toshiba Corporation.

          99.2 Press Release of the Registrant dated July 4, 2000 announcing Investment Agreement with Tower Semiconductor.

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                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SANDISK CORPORATION



Date:  July 17, 2000                 By: /s/  Frank A. Calderoni
                                         --------------------------
                                         Name:   Frank A. Calderoni
                                         Title:  Senior Vice President, Finance
                                                 and Administration, and
                                                 Chief Financial Officer

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                                 EXHIBIT INDEX



Exhibit
Number    Description of Document
------    -----------------------

99.1 Press Release of the Registrant dated May 9, 2000 announcing collaboration with Toshiba Corporation.

99.2 Press Release of the Registrant dated July 4, 2000 announcing Investment Agreement with Tower Semiconductor.